Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2015 SECOND QUARTER FINANCIAL RESULTS

Q2 2015 OVERVIEW
·	Revenue of $13.6 million in Q2 2015, including $5.4 million of revenue from the acquisition of Hyperspring, LLC, completed in November 2014, compared to $8.3 million in Q2 2014.
·
Operating loss of $1.3 million in Q2 2015 compared to $2.0 million in Q2 2014. Operating loss for Q2 2015 includes a loss of $513,000 from the change in fair value of contingent consideration related to acquisitions as compared to a loss of $20,000 from the change in fair value of contingent consideration related to acquisitions in Q2 2014.

·	Net loss of $1.5 million, or $0.08 per diluted share, compared to a net loss of $2.0 million, or $0.11 per diluted share, in Q2 2014.
·
Performance Improvement Solutions orders totaled $12.7 million, compared to $11.1 million in Q1 2015 and $9.6 million in Q2 2014.  Staff Augmentation orders totaled $6.1 million, compared to $7.0 million in Q1 2015.

At June 30, 2015
·	Total cash and equivalents of $9.8 million, or $0.55 per diluted share, excluding $4.5 million of restricted cash.
·	Working capital of $9.9 million.
·	$0 long-term debt.
·	Backlog of $57.5 million, up from $52.4 million at the end of Q1 2015 and from $48.4 million at the end of Q4 2014.

Sykesville, MD – August 13, 2015 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy industry performance improvement company, today announced financial results for the second quarter ("Q2") ended June 30, 2015.  Results for Q2 2015 include the results of Hyperspring, LLC ("Hyperspring"), which was acquired on November 14, 2014.

With the acquisition of Hyperspring, GSE has commenced reporting selected financial results for two business segments: Staff Augmentation, which provides personnel to fulfill staff positions on a short-term basis to energy industry customers; and Performance Improvement Solutions, which provides simulation, engineering and training solutions and services to the nuclear and fossil fuel power industry and to the chemical and petrochemical industries.  Hyperspring's results are included in the Staff Augmentation segment.

Kyle J. Loudermilk, Chief Executive Officer of GSE, said, "I am excited to be joining the Company at this critical juncture in its history, and see a compelling opportunity to create sustainable incremental value for stockholders. However, our recent financial performance has disappointed our stockholders, which we clearly need to address as that is unacceptable.  In the near future, we will be completing a review of our global operations, identifying those areas in which we can generate efficiencies and areas where growth can be attained, to return us to profitability. Going forward, we will continue to leverage the Company's core strengths—its talented workforce, unique technologies, diverse client base and strong balance sheet—in order to grow our Performance Improvement Solutions and Staff Augmentation segments.  At the same time, we expect to explore growth opportunities in adjacent markets and, over time, transform our business model towards a greater mix of recurring revenues."

Q2 2015 RESULTS
Q2 2015 revenue was $13.6 million compared to $8.3 million in Q2 2014, reflecting $5.4 million of incremental Staff Augmentation revenue for services provided by Hyperspring, which more than offset an $85,000 decrease in Performance Improvement Solutions revenue.
(in thousands)	Three Months ended June 30,		Six Months ended June 30,
Contract Revenue:	2015	2014	2015	2014
Performance Improvement Solutions	$8,191	$8,276	$17,007	$17,000
Staff Augmentation	5,441	-	10,621	-
Total Contract Revenue	$13,632	$8,276	$27,628	$17,000

The slight decline in Performance Improvement Solutions revenue in Q2 2015 reflected a $1.1 million increase in Fossil project revenue, which was offset by revenue decreases in other end markets.

Performance Improvement Solutions orders totaled $12.7 million in Q2 2015, up from $9.6 million in Q2 2014.  Staff Augmentation orders totaled $6.1 million in Q2 2015.
Gross profit in Q2 2015 was $2.9 million, or 21.4% of revenue, compared to $2.6 million, or 32.0% of revenue, in Q2 2014.  The decline in gross margin as a percentage of total revenue in Q2 2015 is attributable to the Hyperspring Staff Augmentation revenue, which has lower margins than Performance Improvement Solutions revenue.

(in thousands)	Three Months ended June 30,				Six Months ended June 30,
Gross Profit:	2015	%	2014	%	2015	%	2014	%
Performance Improvement Solutions	$2,325	28.4%	$2,647	32.0%	$5,030	29.6%	$4,871	28.7%
Staff Augmentation	590	10.8%	-	-	1,107	10.4%	-	-
Total Gross Profit	$2,915	21.4%	$2,647	32.0%	$6,137	22.2%	$4,871	28.7%

Staff Augmentation gross profit was $0.6 million, or 10.8% of Staff Augmentation revenue, in Q2 2015.  Performance Improvement Solutions gross profit decreased to $2.3 million, or 28.4% of Performance Improvement Solutions revenue, in Q2 2015, from $2.6 million, or 32.0% of Performance Improvement Solutions revenue, in Q2 2014.  The decrease in Performance Improvement Solutions gross margin as a percentage of segment revenue reflects lower margins on Training and Process Simulation projects in 2015.
Selling, general & administrative expenses in Q2 2015 declined 10.2% to $4.0 million from $4.5 million in Q2 2014, primarily due to prior year restructuring costs associated with the downsizing of GSE's Swedish operations and reduced business development and marketing expenses.  Partially offsetting these decreases was an increase in contingent consideration accretion expense, which is associated with the deferred contingent consideration due to the Hyperspring members if certain EBITDA targets are met and if their current contract with TVA is renewed.
Operating loss for Q2 2015 was $1.3 million compared to an operating loss of $2.0 million in Q2 2014.
Net loss for Q2 2015 was $1.5 million, or $0.08 per basic and diluted share, compared to a net loss of $2.0 million, or $0.11 per basic and diluted share, in Q2 2014.
The EBITDA (Earnings before interest, taxes, depreciation and amortization) loss for Q2 2015 narrowed to $1.2 million from an EBITDA loss of $1.8 million in Q2 2014.
Backlog at June 30, 2015 rose to $57.5 million from $52.4 million at March 31, 2015 and from $48.4 million at December 31, 2014.  Backlog at June 30, 2015 was comprised of $9.0 million of Hyperspring backlog and $48.5 million of Performance Improvement Solutions backlog.  The Performance Improvement Solutions backlog is the highest since December 31, 2012 when the backlog was $51.5 million, of which $5.8 million was related to the Company's large fullscope simulator project with a Slovakian customer.
GSE's cash position at June 30, 2015 was $9.8 million, excluding $4.5 million of restricted cash, as compared to $13.6 million, excluding $4.2 million of restricted cash, at December 31, 2014.  The decline in cash at June 30, 2015 from December 31, 2014 is primarily due to: (i) the payment of $0.3 million in contingent consideration for the acquisition of EnVision Systems, Inc., (ii) $1.1 million of capital expenditures and capitalized software development, and (iii) approximately $1.9 million in changes in various working capital items.  The Company's cash position at August 12, 2015 was approximately $12.4 million, excluding $4.5 million of restricted cash.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q2 results and other matters.

Interested parties may participate in the call by dialing:
·	(877) 407-9753 (Domestic) or
·	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=174251

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. provides performance improvement solutions to the energy and process industries.  We improve human performance though turnkey training, unique visualization and simulation applications, and our staff of instructors, as well as plant improvement through our engineering expertise and use of technology to improve plant design, commissioning and operations.  The Company has more than 340 employees and over four decades of experience as well as more than 1,100 installations and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Cary, North Carolina; Huntsville, Alabama; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; Manama, Bahrain; and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Kyle J. Loudermilk	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Kalle Ahl, CFA
Senior Associate
(212) 836-9614
kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)		(unaudited)
	Three Months ended		Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014

Contract revenue	$13,632	$8,276	$27,628	$17,000
Cost of revenue	10,717	5,629	21,491	12,129

Gross profit	2,915	2,647	6,137	4,871

Selling, general and administrative	3,999	4,452	7,365	8,596
Depreciation	135	134	264	273
Amortization of definite-lived intangible assets	124	36	247	72
Operating expenses	4,258	4,622	7,876	8,941

Operating loss	(1,343)	(1,975)	(1,739)	(4,070)

Interest income, net	21	28	48	59
Gain (loss) on derivative instruments	(31)	5	(79)	109
Other income (expense), net	(41)	3	(80)	(7)

Loss before income taxes	(1,394)	(1,939)	(1,850)	(3,909)

Provision for income taxes	73	47	161	101

Net loss	$(1,467)	$(1,986)	$(2,011)	$(4,010)

Basic loss per common share	$(0.08)	$(0.11)	$(0.11)	$(0.22)
Diluted loss per common share	$(0.08)	$(0.11)	$(0.11)	$(0.22)

Weighted average shares outstanding - Basic	17,887,859	17,887,859	17,887,859	17,887,859
Weighted average shares outstanding - Diluted	17,887,859	17,887,859	17,887,859	17,887,859

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	(unaudited)
	June 30, 2015	December 31, 2014

Cash and cash equivalents	$9,755	$13,583
Restricted cash - current	1,232	613
Current assets	29,108	31,729
Long-term restricted cash	3,291	3,591
Total assets	43,404	45,999

Current liabilities	$19,196	$20,273
Long-term liabilities	2,338	1,986
Stockholders' equity	21,870	23,740

EBITDA and Adjusted EBITDA Reconciliation

EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Six Months ended
	June 30,		June 30,
	2015	2014	2015	2014

Net loss	$(1,467)	$(1,986)	$(2,011)	$(4,010)
Interest income, net	(21)	(28)	(48)	(59)
Provision for income taxes	73	47	161	101
Depreciation and amortization	259	170	511	345
EBITDA	$(1,156)	$(1,797)	$(1,387)	$(3,623)
Loss from the change in fair value of contingent consideration	513	20	433	47
Adjusted EBITDA	$(643)	$(1,777)	$(954)	$(3,576)